Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2020 Results

Raises Full-Year 2021 Guidance

  Revenue of $3,298 million for the fourth quarter grew 13.9 percent year-over-year
  Adjusted EBITDA of $735 million for the fourth quarter increased 14.5 percent year-over-year
  GAAP Diluted Earnings per Share of $0.61 for the fourth quarter; Adjusted Diluted Earnings per Share of $2.11 for the fourth quarter grew 21.3 percent year-over-year
  Technology & Analytics Solutions fourth-quarter revenue growth was 17.4 percent year-over-year; R&D Solutions fourth-quarter revenue growth was 14.5 percent year-over-year
  Record fourth-quarter and full-year Free Cash Flow of $574 million and $1.34 billion, respectively
  Full-year 2021 guidance raised for revenue, Adjusted EBITDA and Adjusted Diluted EPS

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 10, 2021--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, today reported financial results for the quarter ended December 31, 2020.

Fourth-Quarter 2020 Operating Results
Revenue for the fourth quarter of $3,298 million increased 13.9 percent on a reported basis and 12.2 percent at constant currency, compared to the fourth quarter of 2019. Technology & Analytics Solutions (TAS) revenue of $1,425 million grew 17.4 percent on a reported basis and 15.1 percent at constant currency. Research & Development Solutions (R&DS) revenue of $1,684 million grew 14.5 percent on a reported basis and 13.2 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue increased 12.3 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $189 million was lower by 10.0 percent on a reported basis and by 11.9 percent at constant currency.

R&DS contracted backlog, including reimbursed expenses, grew 18.5 percent year-over-year to $22.6 billion at December 31, 2020. The company expects approximately $5.9 billion of this backlog to convert to revenue in the next twelve months, representing growth of 13.5 percent compared to December 31, 2019. The fourth quarter contracted net book-to-bill ratio was 1.41x including reimbursed expenses and 1.42x excluding reimbursed expenses. For the year ended December 31, 2020, the contracted net book-to-bill ratio was 1.53x including reimbursed expenses and 1.44x excluding reimbursed expenses.

Fourth-quarter 2020 Adjusted EBITDA was $735 million, up 14.5 percent compared to the fourth quarter of 2019. GAAP net income was $119 million, and GAAP diluted earnings per share was $0.61. Adjusted Net Income was $411 million and Adjusted Diluted Earnings per Share was $2.11, up 21.3 percent compared to the fourth quarter of 2019.

“We closed 2020 with a strong quarter, delivering double-digit growth across all key financial metrics versus what had been a very strong fourth quarter in 2019, once again exceeding our financial targets,” said Ari Bousbib, chairman and CEO of IQVIA. “As expected, R&DS recovered sharply and TAS continued to build on its strong momentum, with both segments reporting mid-teens revenue growth in the quarter. The key markets we serve remain robust and our new business wins in these markets continue to accelerate. As a result of this performance, and the solid momentum we are seeing, we are raising our 2021 financial guidance.”

Full-Year 2020 Operating Results
Revenue of $11,359 million for the full year of 2020 grew 2.4 percent on a reported basis and 2.3 percent at constant currency, compared to 2019. TAS revenue of $4,858 million increased 8.3 percent on a reported basis and 8.1 percent at constant currency. R&DS revenue of $5,760 million was lower by 0.5 percent on a reported basis and by 0.7 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 2.2 percent year-over-year on a reported basis. CSMS revenue of $741 million was lower by 9.0 percent on a reported basis and by 9.2 percent at constant currency.

Adjusted EBITDA for the full year of 2020 was $2,384 million. GAAP net income was $279 million and GAAP diluted earnings per share was $1.43. Adjusted Net Income was $1,252 million and Adjusted Diluted Earnings per Share was $6.42.

Financial Position
As of December 31, 2020, cash and cash equivalents were $1,814 million and debt was $12,533 million, resulting in net debt of $10,719 million. At year-end 2020, IQVIA’s Net Leverage Ratio was 4.5x trailing twelve month Adjusted EBITDA. Free Cash Flow for the fourth quarter was $574 million, bringing full-year Free Cash Flow to $1,343 million.

Share Repurchase
During the fourth quarter of 2020, the company repurchased $102 million of its common stock, resulting in full year share repurchases of $423 million. IQVIA had $918 million of share repurchase authorization remaining as of December 31, 2020.

Full-Year 2021 Guidance
For the full year of 2021, the company is raising its guidance ranges as follows:

($ in millions, except per share data)	Updated	Prior(1)
Revenue	$12,550 - $12,900	$12,300 - $12,600
Adjusted EBITDA	$2,760 - $2,840	$2,725 - $2,800
Adjusted Diluted EPS	$7.77 - $8.08	$7.65 - $7.95
(1) Provided on Q3 2020 earnings call on October 20, 2020

First-Quarter 2021 Guidance
For the first quarter of 2021, the company is providing guidance as follows:

($ in millions, except per share data)	Guidance	VPY%(1)
Revenue	$3,150 - $3,200	14.4% - 16.2%
Adjusted EBITDA	$660 - $675	17.4% - 20.1%
Adjusted Diluted EPS	$1.81 - $1.87	20.7% - 24.7%
(1) Growth rates are at actual foreign exchange rates

All financial guidance assumes current foreign currency exchange rates remain in effect for the period forecast.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2020 results and its first-quarter and full-year 2021 guidance. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 70,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analysing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviour and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our first quarter and full-year 2021 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak and the public health policy responses to the outbreak, international conflicts or other disruptions outside of our control; our ability to accurately model or forecast the impact of the spread and/or containment of COVID-19, among other sources of business interruption, on our operations and financial results; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; our ability to successfully integrate, and achieve expected benefits from, our acquired businesses; and risks and uncertainty associated with providing guidance and forecasts earlier than is our customary practice. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the Company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our first-quarter and full-year 2021 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Year Ended December 31,
(in millions, except per share data)	2020	2019	2018
Revenues	$11,359	$11,088	$10,412
Costs of revenue, exclusive of depreciation and amortization	7,500	7,300	6,746
Selling, general and administrative expenses	1,789	1,734	1,716
Depreciation and amortization	1,287	1,202	1,141
Restructuring costs	52	75	68
Income from operations	731	777	741
Interest income	(6)	(9)	(8)
Interest expense	416	447	414
Loss on extinguishment of debt	13	24	2
Other (income) expense, net	(65)	(37)	5
Income before income taxes and equity in earnings of unconsolidated affiliates	373	352	328
Income tax expense	72	116	59
Income before equity in earnings (losses) of unconsolidated affiliates	301	236	269
Equity in earnings (losses) of unconsolidated affiliates	7	(9)	15
Net income	308	227	284
Net income attributable to non-controlling interests	(29)	(36)	(25)
Net income attributable to IQVIA Holdings Inc.	279	191	259
Earnings per share attributable to common stockholders:
Basic	$1.46	$0.98	$1.27
Diluted	$1.43	$0.96	$1.24
Weighted average common shares outstanding:
Basic	191.3	195.1	203.7
Diluted	195.0	199.6	208.2

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)

	December 31,
(in millions, except per share data)	2020	2019
ASSETS
Cash and cash equivalents	$1,814	$837
Trade accounts receivable and unbilled services, net	2,410	2,582
Prepaid expenses	159	138
Income taxes receivable	56	56
Investments in debt, equity and other securities	88	62
Other current assets and receivables	563	451
Total current assets	5,090	4,126
Property and equipment, net	482	458
Operating lease right-of-use assets	471	496
Investments in debt, equity and other securities	78	65
Investments in unconsolidated affiliates	84	87
Goodwill	12,654	12,159
Other identifiable intangibles, net	5,205	5,514
Deferred income taxes	114	119
Deposits and other assets	386	227
Total assets	$24,564	$23,251
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,813	$2,512
Unearned income	1,252	1,014
Income taxes payable	102	108
Current portion of long-term debt	149	100
Other current liabilities	242	211
Total current liabilities	4,558	3,945
Long-term debt, less current portion	12,384	11,545
Deferred income taxes	338	646
Operating lease liabilities	371	396
Other liabilities	633	456
Total liabilities	18,284	16,988
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized at December 31, 2020 and 2019, $0.01 par value, 254.7 shares issued and 191.2 shares outstanding at December 31, 2020; 253.0 shares issued and 192.3 shares outstanding at December 31, 2019	11,095	11,049
Retained earnings	1,277	998
Treasury stock, at cost, 63.5 and 60.7 shares at December 31, 2020 and 2019, respectively	(6,166)	(5,733)
Accumulated other comprehensive loss	(205)	(311)
Equity attributable to IQVIA Holdings Inc.’s stockholders	6,001	6,003
Non-controlling interests	279	260
Total stockholders’ equity	6,280	6,263
Total liabilities and stockholders’ equity	$24,564	$23,251

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)

	Year Ended December 31,
(in millions)	2020	2019	2018
Operating activities:
Net income	$308	$227	$284
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,287	1,202	1,141
Amortization of debt issuance costs and discount	18	13	11
Stock-based compensation	95	146	113
Loss on disposals of property and equipment, net	—	1	—
(Earnings) loss from unconsolidated affiliates	(7)	9	(15)
(Gain) loss on investments, net	(25)	(43)	3
Benefit from deferred income taxes	(176)	(157)	(177)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	255	(122)	(297)
Prepaid expenses and other assets	(146)	(92)	(66)
Accounts payable and accrued expenses	253	240	368
Unearned income	180	(2)	7
Income taxes payable and other liabilities	(83)	(5)	(118)
Net cash provided by operating activities	1,959	1,417	1,254
Investing activities:
Acquisition of property, equipment and software	(616)	(582)	(459)
Net cash paid for acquisition of businesses	(177)	(588)	(309)
Purchases of marketable securities, net	(9)	(3)	(4)
Investments in unconsolidated affiliates, net of payments received	10	—	(17)
(Investments in) proceeds from sale of equity securities	(2)	(22)	(23)
Other	(2)	5	2
Net cash used in investing activities	(796)	(1,190)	(810)
Financing activities:
Proceeds from issuance of debt	1,591	1,900	1,631
Payment of debt issuance costs	(33)	(47)	(22)
Repayment of debt	(864)	(899)	(732)
Proceeds from revolving credit facility	1,250	2,522	2,445
Repayment of revolving credit facility	(1,635)	(2,776)	(2,329)
(Payments) proceeds related to employee stock option plans	(44)	11	15
Repurchase of common stock	(447)	(949)	(1,405)
Distributions to non-controlling interest, net	(13)	(18)	(31)
Contingent consideration and deferred purchase price payments	(22)	(20)	(24)
Net cash used in financing activities	(217)	(276)	(452)
Effect of foreign currency exchange rate changes on cash	31	(5)	(60)
Increase (decrease) in cash and cash equivalents	977	(54)	(68)
Cash and cash equivalents at beginning of period	837	891	959
Cash and cash equivalents at end of period	$1,814	$837	$891

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2020	2019	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$119	$16	$279	$191
Provision for income taxes	63	68	72	116
Depreciation and amortization	344	314	1,287	1,202
Interest expense, net	100	107	410	438
Loss (income) in unconsolidated affiliates	1	8	(7)	9
Income from non-controlling interests	11	4	29	36
Deferred revenue purchasing accounting adjustments	—	2	1	10
Stock-based compensation	26	59	95	146
Other expense (income), net	12	(29)	(23)	(6)
Loss on extinguishment of debt	1	—	13	24
Restructuring and related charges	20	32	85	77
Acquisition and integration related charges	38	61	143	157
Adjusted EBITDA	$735	$642	$2,384	$2,400

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2020	2019	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$119	$16	$279	$191
Provision for income taxes	63	68	72	116
Purchase accounting amortization (1)	242	238	933	914
Loss (income) in unconsolidated affiliates	1	8	(7)	9
Income from non-controlling interests	11	4	29	36
Deferred revenue purchasing accounting adjustments	—	2	1	10
Stock-based compensation	26	59	95	146
Other expense (income), net	12	(29)	(23)	(6)
Loss on extinguishment of debt	1	—	13	24
Royalty hedge gain	—	—	—	6
Restructuring and related charges	20	32	85	77
Acquisition and integration related charges	38	61	143	157
Adjusted Pre Tax Income	$533	$459	$1,620	$1,680
Adjusted tax expense	(107)	(109)	(330)	(359)
Income from non-controlling interests	(11)	(4)	(29)	(36)
Minority interest effect in non-GAAP adjustments(2)	(4)	(3)	(9)	(9)
Adjusted Net Income	$411	$343	$1,252	$1,276

Adjusted earnings per share attributable to common stockholders:
Basic	$2.15	$1.78	$6.54	$6.54
Diluted	$2.11	$1.74	$6.42	$6.39
Weighted average common shares outstanding:
Basic	191.5	192.6	191.3	195.1
Diluted	195.0	197.1	195.0	199.6
(1)	Reflects all the amortization of acquired intangible assets.
(2)	Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF DECEMBER 31, 2020 (preliminary and unaudited)

(in millions)
Gross Debt, net of Original Issue Discount, as of December 31, 2020	$12,533
Net Debt as of December 31, 2020	$10,719
Adjusted EBITDA for the twelve months ended December 31, 2020	$2,384
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	5.3x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.5x

Contacts

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732